Exhibit 21

Following is a list of the Company's subsidiaries, each of which, unless otherwise indicated, is wholly owned by the Company either directly or through another subsidiary. Second-tier subsidiaries are listed under the name of the parent subsidiary.

Name	Place of Incorporation
• Generex Pharmaceuticals, Inc.	Ontario, Canada
o 1097346 Ontario, Inc.	Ontario, Canada
• NuGenerex Immuno-Oncology, Inc.	Delaware
• Nugenerex Diagnostics, Inc.	Florida
o Rapid Medical Diagnostics Corporation	Florida
• GNBTELC, LLC	Delaware
• Olaregen Therapeutix, Inc.	Delaware
• Regentys Corporation (56.3%)	Florida
• Nugenerex Management Services, Inc.	Delaware
o Nugenerex Distribution Solutions 2, LLC	Delaware
§ DMEiq, LLC (d/b/a DME-IQ)	Delaware
§ Nugenerex Class B Rollup, LLC	Delaware
§ Rapport Services, LLC ( 1% )	Delaware
§ NMSIELC, LLC	Texas
§ High Desert Diagnostic Laboratory, Inc.	Arizona

• NuGenerex Distribution Solutions, LLC	Delaware
o Pantheon F & A, LLC	Delaware
o Nugenerex Surgical Holdings, LLC	Delaware
o Empire State Pharmacy Holdings, LLC	Pennsylvania
§ Empire State Pharmacy, LLC	New York

• NuGenerex Health, LLC	Arizona
o NuGenerex HMO, LLC	Arizona
o NuGenerex MSO,LLC	Arizona
o Clinic AZ1, Ophthalmology, LLC	Arizona
o Clinic AZ1, Podiatry, LLC	Arizona
o Clinic AZ2, Ophthalmology, LLC	Arizona
o Clinic AZ2, Podiatry , LLC	Arizona